SYNERGY BRANDS INC.
                                STATE OF DELAWARE
                            CERTIFICATE OF CORRECTION

Synergy Brands Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Synergy Brands Inc.

2. That a Certificate of Amendment to Certificate of Incorporation was filed by the Secretary of State of Delaware on September 14, 2004 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate to be corrected is as follows:

The Amendment remains unchanged as to the number of shares of stock the corporation is authorized to issue and into what amounts as between common stock, Class A Preferred Stock and Class B Preferred Stock such authorized shares are divided but the reference to the status of the corporation's authorized stock prior to this amendment lowering the number of shares was incorrectly stated. Otherwise the referenced amendment reducing the number of shares the corporation has authority to issue to 6,000,000 shares divided into 5,000,000 shares of common stock, par value $.001, 100,000 stares of Class A
Preferred Stock, par value $.001 per share and 900,000 shares of Class B Preferred Stock par value $.001 per share of which Class B Preferred Stock 500,000 shares are designated as Series A Class A Preferred, with preferences, rights and limitations as previously filed has been and is hereby confirmed.

4. Article FIRST of the Certificate is corrected to read as follows:

(i) Amend the second paragraph therein to read as follows:

RESOLVED: that this corporation shall and is hereby authorized to amend its Certificate of Incorporation to decrease the amount of authorized stock available to be issued by this corporation from 15,000,000 shares of stock to 6,000,000 shares of stock divided into 5,000,000 shares of Common Stock, 100,000 shares of Class A Preferred Stock and 900,000 shares of Class B Preferred Stock of which Class B Preferred Stock 500,000 shares shall continue to be designated Series A Class B Preferred, the designations, relative rights, preferences, and other terms of such securities not to change (except for the amount of authorized shares thereof) from that in existence at the date hereof, the intended purpose of such amendment being to allow a more manageable tax structure for this Corporation.

(ii) Amend reference to prior Article FOURTH in sub paragraph 2 to read as follows:

2. Changing the paragraph in article numbered FOURTH which now reads.

"The 15,000,000 authorized shares shall be divided into 14,000,000 common shares, par value $.001 per share, 100,000 Class A Preferred Stock, par value $.001 per share and 900,000 Class B Preferred Stock par value $.001 per share"

(iii) eliminate sub paragraph 3 as now unnecessary

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Mair Faibish, an Authorized Officer, this day of January, A.D. 2005.

By:     /s/ Mair Faibish
------------------------
Name:   Mair  Faibish
Title:  Chief Executive Officer